Exhibit 99.2

NEWS RELEASE

Visteon Announces New $400 Million Share Repurchase Authorization

VAN BUREN TOWNSHIP, Mich., Jan. 10, 2017 – Visteon Corporation (NYSE: VC) today announced that its board of directors has authorized a share repurchase program of up to $400 million of common stock to be executed through March 2018, reflecting the company’s strong balance sheet and free cash flow generation. Visteon expects to fund the repurchases through excess cash on hand.

“We are pleased to announce this new repurchase program, further underscoring our commitment to driving value for our shareholders,” said Sachin Lawande, Visteon president and CEO. “This authorization demonstrates our board’s confidence in Visteon’s ability to generate value over the long term as we continue to execute on our exciting growth initiatives as a differentiated provider of cockpit electronics. We believe that there is significant upside for Visteon given the exciting future of the connected car, and we are uniquely well-positioned to deliver on that potential.”

This new authorization follows the company’s successful track record of returning approximately $3.5 billion of capital to shareholders since 2012 through share buybacks and special distributions.

Shares may be repurchased from time to time in open market transactions or in privately negotiated transactions depending on market and economic conditions, share price, trading volume, alternative uses of capital and other factors. Such purchases will be made in accordance with applicable U.S. securities laws and regulations.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, telematics solutions and SmartCore™ cockpit domain controllers. Visteon also supplies embedded multimedia and smartphone connectivity software solutions to the global automotive industry. Headquartered in Van Buren Township, Michigan, Visteon has approximately 10,000 employees at more than 40 facilities in 18 countries. Visteon had sales of $3.25 billion in 2015. Learn more at www.visteon.com.

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Contacts:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bill Robertson

734-710-8349

william.robertson@visteon.com

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